Exhibit 99.1

VeriChip Corporation Receives Delisting Notice from Nasdaq Global Market

Company Will Request Transfer to Nasdaq Capital Market

DELRAY BEACH, FL – March 11, 2009 — VeriChip Corporation (NASDAQ:CHIP) (“VeriChip” or the “Company”) announced today that it received notice from The Nasdaq Stock Market on March 5, 2009, indicating that the Company has not evidenced compliance with the $10 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). The Nasdaq notice also indicates that the Company currently does not meet the requirements for continued listing on The Nasdaq Capital Market because its stockholders’ equity at December 31, 2008 of $2.4 million is below the $2.5 million requirement under Marketplace Rule 4310(c)(3). As a result, the Company’s securities are subject to delisting from the Nasdaq Global Market.

The Company intends to appeal the Nasdaq staff’s determination and request an oral hearing before a Nasdaq listing qualifications panel. Doing so will stay the delisting of the Company’s common shares. The Company anticipates its hearing will take place within 30 to 45 days, at which time the Company intends to seek a transfer of its listing to the Nasdaq Capital Market. The Company intends to highlight that it expects to record a substantial portion of the $4.5 million deferred gain on the sale of its former Xmark subsidiary in the first half of 2009, which will be additive to its stockholders’ equity. Upon recognition of that deferred gain, the Company expects to meet the stockholders’ equity requirement of The Nasdaq Capital Market.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration. VeriChip also recently announced the formation of its VeriGreen Energy Corporation division, which will invest in the clean and alternative energy sector, to complement its healthcare division.

For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Statements about VeriChip’s future expectations, including the anticipated length of time in which a hearing will take place, its ability to record a substantial portion of the deferred gain, on the sale of Xmark, in the first half of 2009, its ability to meet the Nasdaq’s listing criteria for the Nasdaq Capital Market as set forth in Marketplace Rule 4310, its current plan to seek to transfer to the Nasdaq Capital Market and to appeal the Nasdaq staff’s determination and request an oral hearing before a Nasdaq listing qualifications panel and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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CONTACT:
VeriChip Corporation
Allison Tomek
(561) 805-8008
atomek@verichipcorp.com